SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549






                                 FORM 8-K
                              Current Report



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  March 28, 1994



                        SIGNET BANKING CORPORATION
          (Exact name of registrant as specified in its charter)



           Virginia                      1-6505              54-6037910
(State or other jurisdiction of        (Commission       (I.R.S. Employer
incorporation or organization)         File Number)     Identification No.)




7 North Eighth Street, Richmond, Virginia               23219
(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code     804 747-2000


                                 Not Applicable
Former name, former address and former fiscal year, if changed since last report








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

ITEM 5.   Other Events.

       Signet Banking Corporation has announced that it plans to apply for regulatory approval to establish a separately chartered credit card bank. Signet hopes to establish the Bank Card Division as a separate wholly-owned subsidiary in the second half of 1994. See Exhibit 1 for the News Release dated March 28, 1994.


ITEM 7.   Financial Statements, Pro Forma Financial Information and
Exhibits.

       (c)     Exhibits.

           1.  News release dated March 28, 1994.




                                 SIGNATURE




          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

                               SIGNET BANKING CORPORATION
                                         (Registrant)


Date:  April 1, 1994           /s/ Wallace B. Millner, III
                               Wallace B. Millner, III
                               Senior Executive Vice President
                                   and Chief Financial Officer
                                (Principal Financial Officer)
















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

                                                                  Exhibit 1

        March 28, 1994                  Teri A. Temples
        7:30 a.m. E.S.T.                Public Relations Director
                                        (804) 771-7210

                   Signet Banking Corporation Releases
              Line of Business Results for Bank Card Division

    RICHMOND, Va. Signet Banking Corporation's 1993 Annual Report, which was mailed to shareholders today, disclosed for the first time the financial results of Signet's Bank Card Division (BCD). Robert M. Freeman, chairman and chief executive officer of Signet Banking Corporation, said "BCD achieved extraordinary success during 1993 with net income rising to $113 million from $17 million in 1992, and with the managed loan portfolio growing from $2.3 billion at year-end 1992 to $5.2 billion at year-end 1993." BCD's strong performance reflects the accelerating success of the information-based strategy initiated in 1988 and aggressively developed since that time.

    Extensive testing of product and customer market segments, continuing credit policy refinement and the application of proprietary statistical modeling techniques have all focused on improving the asset quality of new solicitations. These efforts have yielded systematically lower delinquency and charge-off rates for each successive vintage of accounts originated over the last several years. Loss experience on older portfolio segments continues to improve as a result of the maturation of accounts, account management policies and the improved economy.

    During 1993, Signet was among industry leaders in percentage growth and dollar growth of managed loans. Signet remains among industry leaders in product and market development, participating in such innovations as introductory rate pricing, balance transfer programs and secured credit cards for those with little or poor credit histories. Signet Banking Corporation also announced that it plans to apply for regulatory approval to establish a separately chartered credit card bank. Establishing a separate credit card bank will provide Signet with greater funding flexibility and will enable BCD to compete more effectively on a national basis with other credit card companies. Signet stated that it hopes to establish BCD as a separate wholly-owned subsidiary in the second half of 1994.


Attachment: Bank Card Division's Financial Performance


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

Signet's Bank Card Financial Performance

Methodologies
The accompanying financial information is based on certain internal allocation and funding methodologies. The equity allocation to managed assets is determined by using both external benchmarks and an amount estimated to cover unexpected losses. The equity assignment differs from the equity held for risk-based regulatory guidelines. The loan loss provision is based on actual losses, plus an amount required to maintain an adequate loss allowance.

   Bank Card's assets are funded under a transfer pricing system that removes most of the interest rate risk from the line of business. Directly attributable non-interest expenses from support and corporate units are allocated to Bank Card. Remaining overhead is allocated based on the line's proportion of non-interest expenses to Signet's total non-interest expenses. Periodically, these numbers are revised when improvements to the assignments, allocations and transfer pricing methodologies are made.

   When we compare our Bank Card results with those of publicly traded credit card companies, we consider several factors:

   o Our transfer pricing system produces a funding cost that might differ significantly from that of an independent company funding through external sources.

   o We do not allocate any investment portfolio to Bank Card; independent companies require liquidity portfolios of significant size.

   o Bank Card makes use of various Signet financial and administrative services that are paid for through overhead allocations; these costs can differ significantly for companies that generate such services in their own infrastructures.

Financial Results
Bank Card's net interest income rose from $68 million in 1992 to $172 million in 1993, an increase of 154%. This reflected the impact of the significant credit card receivables growth and lower funding costs. Net interest income also was impacted by the $2.3 billion of securitizations during the latter part of 1993, which transformed net interest income into non-interest income.

   During 1992, Bank Card increased the allowance for loan losses as a result of the rapid growth in outstandings and an anticipated increase in losses as the new receivables seasoned. However, the charge-off rate for on-balance sheet credit card receivables declined sharply from 4.13% in 1992 to 1.28% in 1993. The improved credit quality of the portfolio and the 1993 securitizations resulted in a 39% decrease in provision for loan losses year over year.

   Non-interest income, which included servicing income and various credit card service charges, totaled $224 million, an increase of 75% over 1992. The $2.3 billion of credit card securitizations in 1993 caused a dramatic surge in servicing income. Also, the overall increase in accounts and outstandings contributed to the increase in non-interest income. For securitized receivables, any benefit or penalty resulting from mismatches between the receivables' maturity and repricing characteristics, and those of the related investor coupons, is excluded from Bank Card's servicing income.

   Non-interest expense for 1993 totaled $188 million, an increase of $75 million, or 66% from 1992. This increase reflected the expenses incurred to originate, service and support the significant growth in outstandings during 1993. Expenses from the card solicitation program totaled $56 million in 1993 compared to $23 million in the prior year, an increase of $33 million. The increase in other expenses, primarily salaries and benefits, was principally due to servicing the expanded credit card base (accounts and out-standings).

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
Signet Bank's
Bank Card Line of Business
Financial Results

(dollars in thousands - except per account)          Year Ended
                                                     December 31
                                                 1993           1992

Net interest income                            $172,185        $67,686
Provision for loan losses                        33,693         55,288
Non-interest income                             223,748        127,581
Non-interest expense                            188,471        113,570

Income before income taxes                      173,769         26,409
Applicable income taxes                          60,819          8,979


Net Income                                     $112,950        $17,430

Average allocated equity                       $218,038       $109,711
Return on average allocated equity                51.80%         15.89%
Average on-balance sheet earning assets      $2,211,108       $772,414
Average managed portfolio                    $3,582,795     $1,772,414
Year-end managed portfolio                   $5,152,470     $2,306,540
Managed portfolio 60-day delinquency
rate at year-end                                   1.53%          3.30%
Managed portfolio net charge-off ratio             2.34%          5.31%
Purchase charge volume                       $3,113,871     $1,742,117
Number of accounts outstanding at year-end    3,406,691      1,961,751
Outstandings per account at year-end             $1,512         $1,176

The Bank Card line of business loan portfolio includes approximately $60,000 of other consumer-type loans.














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